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                                                                   EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT


         This Agreement (this "Agreement") dated as of the 26th day of February, 2003 is by and among Encompass Electrical Technologies - Rocky Mountains, Inc., a Colorado corporation (the "Seller"), Encompass Services Corporation, a Texas corporation, ("Encompass"), and IES ENC, Inc., a Delaware Corporation (the "Buyer").

                              W I T N E S S E T H:

         WHEREAS, the Seller is engaged in the electrical construction and services business (the "Business"); and

         WHEREAS, the Seller desires to sell all of the Seller's Assets (as hereinafter defined), and the Buyer desires to purchase such Assets pursuant to the terms and conditions of this Agreement and pursuant to an order of the Bankruptcy Court (as hereinafter defined) approving such sale under Section 363 of Chapter 11, Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code"); et seq., (the "Sale Order"), such Sale Order to include the assumption and assignment of certain executory contracts as provided herein pursuant to
Section 365 of the Bankruptcy Code;

         NOW, THEREFORE, in consideration of the promises, covenants and other consideration described herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows, intending to be legally bound:

                                   ARTICLE 1.
                      TRANSFER OF ASSETS AND PURCHASE PRICE

1.1 Assets. Pursuant to the Sale Order of the Bankruptcy Court approving the same and subject to the terms and conditions of this Agreement, the Seller agrees to sell, convey, transfer and deliver to the Buyer at the Closing (as hereinafter defined) all right, title and interest of the Seller in and to the following assets (collectively, the "Assets"), free from all claims, defaults, liens, taxes, debts and encumbrances of any kind, except the Assumed Liabilities (as hereinafter defined):

         (a) The equipment listed on Schedule 1.1 (a) ("Equipment");

         (b) All Assigned Contracts (as hereinafter defined);

         (c) All accounts receivable owed to the Seller as of the Closing (the "Accounts Receivable");

         (d) The spare parts and any other inventory of the Business existing as of the Closing and located in the State of Colorado (the "Inventory");

         (e) The intellectual property set forth in Schedule 1.1(e)(i), and the following names, "Riviera Electric Construction Co.," "Riviera Electric, Inc.," "Aspen Electric

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             Co.," and "Zwart, Inc. d/b/a Mountain View Electric," but Encompass
             shall retain all rights to any intellectual property owned by or licensed to Encompass or any of its affiliates other than the Seller as provided in Sections 1.8 and 1.9 hereto (including any rights to personal computer or mainframe software) (the "Intellectual Property");

         (f) All customer deposits, contract/lease deposits, and escrow accounts associated with the Business reflected on the balance sheet of the Seller as of the Closing;

         (g) All prepaid items, expenses and accruals of the Business reflected on the balance sheet of the Seller as of the Closing;

         (h) All books, records, manuals and other materials of the Seller or the Business, including, without limitation, all sales, customer records, lists, personnel and payroll records, accounting records, purchase records, price lists, correspondence, quality control records and all research and development files, wherever located other than the Seller's corporate minute book, stock ownership records, bank account records, including all of the Seller's stock of checks and checkbooks and tax returns) (the "Records");

         (i) All licenses, permits, certificates, interim permits, permit applications, franchises, rights, and other authorizations issued to the Seller by any governmental authority and applicable to the Business; and

         (j) All goodwill and going concern value of the Business.

1.2 Consideration. The consideration to be paid by the Buyer to the Seller for the Assets shall be:

         (a) (i) THREE MILLION EIGHT-HUNDRED AND FIFTY THOUSAND DOLLARS ($3,850,000) (the "Cash Consideration"), plus (ii) any amount owed by the Buyer to the Seller pursuant to Section 1.7 of this Agreement, if any, minus (iii) any amount owed by the Seller to the Buyer pursuant to Section 1.7 of this Agreement, if any, plus (iv) the amount of necessary costs (the "Cure Costs") that Seller pays to cure all defaults under the Assigned Contracts to compensate non-debtor parties under Section 365 of the Bankruptcy Code in connection with and prior to the assumption and assignment of the Assigned Contracts under Section 365 of the Bankruptcy Code as specifically set forth in the Sale Order; and

         (b) the Buyer's assumption of the Assumed Liabilities pursuant to
             Section 1.5 of this Agreement.

1.3 Delivery of Cash Consideration. The Cash Consideration shall be paid by the Buyer to the Seller on the Closing Date in immediately available funds by wire transfer or certified or cashier's check, as specified by the Seller in written instructions delivered to the Buyer prior to the Closing Date.


                                      -2-

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1.4      Assignment of Contracts, Leases and Other Assets.

         (a) Subject to the terms and conditions of this Agreement, as of the Closing, the Seller shall assign and transfer to the Buyer all of the Seller's right, title and interest in and to, and the Buyer shall assume all the rights of the Seller, and, except as provided hereunder, all of the obligations of the Seller for performance from and after the Closing, under the following contracts (the "Assigned Contracts"):

              (i) Customer Contracts. All contracts for customers that remain incomplete as of the Closing and all orders for customers not begun as of the Closing, including, without limitation, those contracts listed on Schedule 1.4(a)(i) ("Customer Contracts");

             (ii) Real Property Leases. All leases of real property in
                  connection with the Seller Business;

            (iii) Personal Property Leases. All leases of equipment, vehicles and other personal property in connection with the Seller Business, including, but not limited to those leases listed on
                  Schedule 1.4(a)(iii);

             (iv) Purchase Orders. All purchase orders for Inventory and for materials and all other contracts and agreements entered into for the operation of the Business prior to or on the Closing, including, without limitation, those Purchase Orders listed on
                  Schedule 1.4(a)(iv); and

              (v) Other Contracts. All other agreements not otherwise described in this section related to the operation of the Business to which the Seller is a party.

         (b) Notwithstanding the foregoing, the term "Assigned Contracts" shall not include the following leases: a lease from CZK, LLC for office space in Boulder, CO; a lease from Stadium Management Co., LLC for a stadium suite at Invesco Field; a lease from Inter-Tel for a phone system in Boulder, CO; a lease from Steelcase Financial Services for furniture in Boulder, CO; a lease from Inter-Tel for a phone system in Steamboat, CO; and a uniform service lease in Boulder.

1.5 Assumption of Liabilities. As partial consideration for the Purchased Assets, the Buyer shall assume, perform and discharge, by Bankruptcy Court order, pursuant to Section 365 of the Bankruptcy Code, from and after the Closing, the following obligations of the Seller (the "Assumed Liabilities"):

         (a) All liabilities of the Seller under the Assigned Contracts;

         (b) All of Seller's obligations under any warranty work owed or pending pursuant to any agreement to which Seller is a party;

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         (c) All of Seller's liabilities for any sales or other commissions owed by Seller to any third party, employee or other person (i) pursuant to any Customer Contract to which Seller is a party, and (ii) which accrue and are owing as a result of Buyer's performing under any Assigned Contract commencing after the Closing;

         (d) All accounts payable, accrued bonuses, accrued sales, use and property taxes, and other accrued expenses of Seller existing on the Closing Date arising from the Business;

         (e) All of Sellers obligations pursuant to Article 7 hereunder; and

         (f) Without limiting the generality of the foregoing, any liabilities and obligations set forth in Schedule 1.5(f) hereto.

1.6 Liabilities other than the Assumed Liabilities. Except for the Assumed Liabilities, the Buyer shall assume no other debts, liabilities, or obligations of the Seller, Encompass, or any of their affiliates whatsoever. Notwithstanding any other provisions of this Agreement, Buyer will not assume and the defined term "Assumed Liabilities" will not include any contingent liabilities (as defined by GAAP) of the Seller, any liabilities rejected by Seller and/or Encompass in bankruptcy, or any federal, state or local income tax liability of the Seller.

1.7 Cash Reconciliation. Within 30 days following the Closing Date, the Seller shall prepare and deliver to the Buyer a schedule setting forth, for the period commencing on November 30, 2002, and ending as of the Closing, the cash disbursements funded by the Seller, Encompass or any of their affiliates for the benefit of the Seller, to include those made in the ordinary course to trade vendors and those made in the ordinary course for Seller employee benefit plans (the "Disbursements"), and the cash deposits made by the Seller (the "Deposits"). Within three business days following the Buyer's receipt of such schedule, (i) the Buyer shall remit to the Seller in immediately available funds, the amount by which the Disbursements exceed the Deposits, if any; or (ii) the Seller shall remit to the Buyer, in like manner and within such period, the amount by which Deposits exceed the Disbursements, if any. Disbursements shall include, but not be limited to, actual cash amounts paid by the Seller or Encompass on behalf of the Buyer, including checks issued by the Buyer subsequent to November 30, 2002, but before the Closing that have not cleared the banks as of the Closing, and Deposits shall include, but not be limited to, actual cash amounts received by the Seller or Encompass on behalf of the Buyer subsequent to November 30, 2002, but before the Closing that have not been reflected in the Seller's accounts as of the Closing. In any case, the maximum amount that Buyer shall be required to remit to Seller under this 1.7 is limited to $2,000,000.

1.8 Excluded Assets. The Assets to be conveyed by the Seller to the Buyer hereunder shall not include any asset, tangible or intangible, which is not specifically set forth and described in Section 1.1, or any asset which is not freely transferable without the consent of a third party, upon the failure to obtain such consent. The Assets further do not include any Intellectual Property owned by or licensed to Encompass, or any of its


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         affiliates. The Assets further do not include any retained Intellectual
         Property, retained Intellectual Property includes but is not limited to items listed in Schedule 1.1(e)(ii).

1.9 Grant of License. For good and valuable consideration, as provided for in Section 1.2, the Buyer shall have a non-exclusive, worldwide, perpetual, royalty-free, irrevocable license to make, have, copy, use, modify, internally distribute, prepare derivative works, perform, display, disclose the Intellectual Property listed on Schedule 1.1(e)(ii) for internal use only. Internal use includes use by the Buyer and related entities only and is restricted to uses for which no consideration is received. Buyer's limited license is non-transferable. Buyer agrees to execute additional documents and take such acts as necessary to confirm such license.

                                   ARTICLE 2.
                                    CLOSING

2.1 Closing. The transfers and deliveries referred to in Article 1 hereof (the "Closing") shall take place at 10:00 a.m. at the offices of Bracewell & Patterson, L.L.P., on February 28, 2003. The Closing may take place by such other means, including facsimile, and at such other time and date as the Seller and the Buyer may in writing designate or such exchange actually occurs (the "Closing Date"). Notwithstanding anything in this Agreement to the contrary, if the Closing is consummated, the effective time of the Closing shall be 12:01 a.m. on the Closing Date.

2.2 Conditions to Closing. The obligations of the Buyer, the Seller and Encompass under this Agreement are subject to the satisfaction or waiver by the Buyer or the Seller, as applicable, of the following conditions precedent on or before the Closing:

         (a) The representations and warranties of the Seller contained herein shall be true in all material respects on and as of the Closing;

         (b) The Seller shall, in all material respects, have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing;

         (c) The representations and warranties of the Buyer contained herein shall be true in all material respects on and as of the Closing;

         (d) The Buyer shall, in all material respects, have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing;

         (e) The Seller shall have filed a motion or motions for approval (the "Approval Motion") under Section 363 of the Bankruptcy Code of (i) the sale of the Assets and assumption and assignment of the Assigned Contracts and assumption of the Assumed Liabilities pursuant to the terms of this Agreement and the transactions hereunder (the "Transaction") and (ii) the form of this Agreement;


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         (f) Approval and agreement of surety companies to continue all existing bonds associated with assigned contracts

         (g) The United States Bankruptcy Court having jurisdiction over the Chapter 11 case of the Seller and Encompass filed on November 19, 2002 (the "Bankruptcy Court") shall have entered the Sale Order approving the Approval Motion; and

         (h) No court order by the Bankruptcy Court shall have been entered in any action or proceeding instituted by any person that enjoins, restrains, or prohibits the consummation of the transactions contemplated hereby.

2.3 The Seller's Deliveries. At the Closing, the Seller shall deliver to the Buyer the following:

         (a) A Bill of Sale substantially in the form of attached Exhibit
             2.3(a);

         (b) A certificate from a duly elected officer of the Seller certifying
             (i) the resolutions of the Board of Directors and Shareholders of the Seller approving and authorizing the execution of this Agreement and the transactions contemplated hereby and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein; and (ii) compliance of the Seller with Sections 2.2 (a) and 2.2 (b);

         (c) A certificate from a duly elected officer of Encompass certifying the resolutions of the Board of Directors of Encompass approving and authorizing the execution of this Agreement and the transactions contemplated hereby and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein; and

         (d) Other instruments of transfer reasonably required by the Buyer to evidence the transfer of the Assets to the Buyer, including titles to all titled vehicles, if any, and assignments with respect to any Intellectual Property registered, recorded or filed with any governmental authority, in form suitable for registration, recordation or filing with such governmental authority, in each case duly executed by the Seller.

2.4 The Buyer's Deliveries. At the Closing, the Buyer shall deliver to the Seller the following:

         (a) The Cash Consideration (as adjusted pursuant to Section 1.2);

         (b) A certificate from a duly elected officer of the Buyer certifying
             (i) the resolutions of the Board of Directors of the Buyer approving and authorizing the execution of this Agreement and the transactions contemplated hereby and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein; and (ii) compliance of the Buyer with Sections 2.2 (c) and 2.2 (d); and

         (c) Certified copies of the formation documents of the Buyer; and


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         (d) An agreement executed by the Buyer in the form of Exhibit 2.4(d)
             attached hereto.

                                   ARTICLE 3.
              ENCOMPASS AND SELLER'S REPRESENTATIONS AND WARRANTIES

         The Seller and Encompass represent and warrant to the Buyer as follows:

3.1 Existence and Qualification. The Seller is a corporation validly existing and in good standing under the laws of the State of Colorado with all the requisite power and authority to carry on its business as now being conducted. Encompass is a corporation validly existing and in good standing under the laws of the State of Texas with all the requisite power and authority to carry on its business as now being conducted.

3.2 Authority. The Seller and Encompass each has all requisite power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate and other action on the part of the Seller and Encompass and no other proceedings on the part of the Seller or Encompass are necessary to authorize this Agreement and the transactions contemplated hereby.

3.3 Validity. Assuming due authorization, execution and delivery of this Agreement by the Buyer, and assuming Bankruptcy Court approval and authorization, this Agreement constitutes a valid and binding obligation of the Seller and Encompass, enforceable in accordance with its terms.

3.4 Title. The Seller has good and marketable title to all of the Assets, tangible and intangible, free and clear of all liabilities, encumbrances, and security interests whatsoever except for those arising from or related to the Assumed Liabilities.

3.5 Condition and Sufficiency of Assets. Neither Encompass not the Seller, nor any of their respective directors, officers, employers, agents or representatives has made, or shall be deemed to have made, and no such person shall be liable for, or bound in any manner by, and Buyer has not relied upon and will not rely upon, any express or implied representations, warranties, guaranties, promises or statements pertaining to the Business or the Assets, except as specifically set forth in this Article 3. THE SELLER AND ENCOMPASS HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY OTHER REPRESENTATION OR WARRANTY, OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS AND RELATING TO THE OPERATIONS OF THE SELLER, AND SPECIFICALLY DISCLAIM ANY IMPLIED OR EXPRESS REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OR MATERIALS, OR THE ABILITY OF THE SELLER TO ASSIGN THE ASSETS, OR OBTAIN CONSENTS TO ANY ASSIGNMENT. ALL OF THE ASSETS ARE BEING SOLD "AS IS", "WHERE IS" AND "WITH ALL FAULTS."


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                                   ARTICLE 4.
                   THE BUYER'S REPRESENTATIONS AND WARRANTIES

         The Buyer represents and warrants to the Seller and Encompass as follows:

4.1 Existence and Qualification. The Buyer is a corporation validly existing and in good standing under the laws of the State of Colorado with all the requisite power and authority to carry on its business as now being conducted.

4.2 Authority. The Buyer has all requisite power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate and other action on the part of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize this Agreement and the transactions contemplated hereby.

4.3 Validity. Assuming due authorization, execution and delivery of this Agreement by the Seller and Encompass, and assuming Bankruptcy Court approval and authorization, this Agreement constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms. Upon execution and delivery thereof by Buyer at Closing (and assuming due authorization, execution and delivery thereof by Encompass and Seller and Bankruptcy Court approval and authorization thereof), this Agreement will be the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

4.4 No Conflicts. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions provided for herein, will conflict with or result in a breach of the organizational documents of the Buyer or any of the terms, conditions or provisions of any agreement or instrument to which the Buyer is a party or by which it is bound or will result in a violation of any applicable law, ordinance, regulation, permit, authorization or decree or order of any court or other governmental agency applicable to the Buyer.

4.5 Disclaimer. The Buyer acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation of the Business and the Assets and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants of the Seller in this Agreement and without affecting or impairing its right to rely thereon, the Buyer acknowledges that (a) it has not relied, in whole or in part, on any information contained in documents, materials or other information provided to it by, or on behalf of, Seller or Encompass, and (b) neither Seller nor Encompass is making any representations or warranties with respect to (i) any such documents, materials or other information, other than, in each case, as set forth in this Agreement or (ii) the value, condition, merchantability, marketability, profitability, suitability or fitness for a particular use or purpose of the Assets.


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

4.6 Brokers. Neither the Seller nor any Affiliate of the Seller has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by the Buyer in connection with any of the transactions contemplated by this Agreement.

4.7 Employees. Effective as of the Closing, the Buyer shall hire or offer to hire for a period of not less than ninety-one (91) days thereafter all of the Seller's personnel employed in connection with the Business (the "Employees") who are employed by the Seller immediately prior to the Closing at a job and rate of pay (including commission structure) comparable to each such employee's job.

                                   ARTICLE 5.
                                INDEMNIFICATION

5.1 Indemnity by the Seller. The Seller and Encompass, jointly and severally, agree to indemnify and hold harmless the Buyer and its officers, managers and employees, from and after the Closing, against any and all losses damages, liabilities, claims, deficiencies, costs, expenses, and expenditures, including, without limitation, reasonable attorney's fees and court and investigation costs (collectively, the "Indemnity Losses") arising with respect to the following events (the "Seller Events"):

         (a) the breach by the Seller or Encompass of any of their representations and warranties under this Agreement; or

         (b) the failure by the Seller or Encompass to perform any of their covenants under this Agreement.

5.2 Indemnity by the Buyer. The Buyer agrees to indemnify and hold harmless the Seller and Encompass, its affiliates, and each of their respective officers, directors, and employees, from and after the Closing, against any and all Indemnity Losses arising with respect to each of the following events (the "Buyer Events" and together with the Seller Events, the "Indemnity Events"):

         (a) Any sales or use tax liability arising out the transfer of the Assets to the Buyer;

         (b) Any liability or obligation of the Seller expressly assumed by the Buyer pursuant to this Agreement;

         (c) Any breach by the Buyer of any of its representations and warranties under this Agreement; or

         (d) The failure by Buyer to perform any of the covenants to be performed by the Buyer under this Agreement.

5.3 Limitations on Indemnities. The obligations of indemnity provided above in Sections 5.1 and 5.2 are subject to the following terms, conditions and limitations:


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         (a) The aggregate obligation of indemnity of the Seller pursuant to
             Section 5.1 shall not exceed the Closing Cash Consideration; and

         (b) The obligations of indemnity described in Sections 5.1 and 5.2 shall survive the Closing Date for one year; provided, however, that obligations for indemnity related to each party's respective obligations for tax matters shall survive until the applicable statute of limitations for such tax obligation expires.

5.4 Notice of Indemnity Claim. A party seeking indemnity hereunder (an "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") in accordance with the terms of Section 9.8 hereunder, of the Indemnity Event in question after the Indemnified Party becomes aware of the existence of such Indemnity Event specifying with reasonable particularity the basis for such Indemnity Event; provided, that the failure so to timely notify shall relieve the Indemnifying Party from the obligation to indemnify against the liability respecting such Indemnity Event only to the extent the Indemnifying Party establishes by competent evidence that it is prejudiced thereby. In any case, if any such action giving rise to an Indemnity Event shall be brought, and the Indemnified Party shall promptly notify the Indemnifying Party of the commencement thereof, such Indemnified Party shall be entitled to participate in the defense thereof at its own expense. Whether or not the Indemnified Party chooses to participate in the defense or prosecution of any claim, action, suit or proceeding with respect to an Indemnity Event, all the parties hereto shall cooperate in the defense or prosecution thereof.

5.5 Sole Remedy. Except for fraud, the sole remedy of the Seller and the Buyer for breach of the representations and warranties set forth in Articles 3 and 4 shall be pursuant to this Article 5.

                                   ARTICLE 6.
                                  TAX MATTERS

6.1 Certain Taxes Other Than Federal, State and Local Income Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including penalties and interest), if any, after giving effect to Section 1146(c) of the Bankruptcy Code, incurred in connection with this Agreement shall be paid by the Buyer when due, and the Buyer shall, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such taxes and fees, and, if required by applicable law, the Seller shall join in the execution of any such tax returns and other documentation. The parties shall cooperate with one another in the preparation of all Tax returns, questionnaires, applications or other documents regarding any Taxes or transfer, recording, registration or other fees which become payable in connection with the transactions that are required to be filed on or before the Closing.

6.2 Preparation and Filing of Certain Tax Forms. The Buyer shall prepare and timely file all Forms W-2, 940, 941 and 1099 with all appropriate governmental authorities, including without limitation any summary schedules and transmittal forms, as well as any similar filings required by any state or local governmental authority, with respect to all wages


                                      -10-

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         and other reportable payments for the calendar year 2003. The Buyer shall pay all administrative amounts owed as a result of or otherwise related to such filings, with the exception of any tax, interest, or penalties associated with periods prior to the Closing. The Seller will pay, on or before they become due, any employment taxes withheld by it which have not been previously paid.

                                   ARTICLE 7.
                                EMPLOYEE MATTERS

7.1 The Buyer shall hire, (subject to each employee's agreement), effective as of the Closing Date, all of the employees of the Seller on the day immediately prior to the Closing Date (such employees being hereafter referred to as the "Transferred Employees") at a comparable job and at a rate of pay not less than each such Transferred Employee's pay as of December 31, 2002. Upon request of the Buyer, the Seller shall provide the Buyer reasonable access to data (including computer data) regarding the ages, dates of hire, compensation and job description of the Transferred Employees.

         The Buyer shall not assume and not be responsible for any severance costs associated with the termination of the Transferred Employees' employment with the Seller. Notwithstanding the foregoing, the Buyer agrees to assume any accrued severance for any employees of the Seller terminated prior to the Closing Date; such accrued severance assumed by the Buyer shall not exceed $74,000. The Buyer shall discharge all liabilities and claims based on occurrences or conditions first occurring or commencing on or after the Closing Date with respect to Transferred Employees arising out of their employment with the Buyer after the Closing Date, including, but not limited to, any claims arising out of any employee benefit plan maintained by the Buyer, except Buyer shall not assume any liabilities with respect to the WARN Act or COBRA benefits for any terminations occurring prior to the Closing Date even if the medical plan in place by Seller ceases to exist.

         At Closing, the Buyer shall make available or establish a group major medical plan for the Transferred Employees and their dependents. The Buyer shall credit the Transferred Employees with all service recognized by the Seller under the Plans as service with the Buyer for purposes of eligibility to participate, vesting and levels of benefits available, under all employee benefit plans, programs and policies of the Buyer, whether now existing or hereafter adopted (the "Buyer Plans"). The Buyer shall waive any coverage waiting period, pre-existing condition and actively-at-work requirements under the Buyer Plans and shall provide that any expenses incurred before the Closing Date by a Transferred Employee (and his or her dependents) during the calendar year of the Closing shall be taken into account for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions, and applicable annual and/or lifetime maximum benefit limitations of the Buyer Plans. The Buyer Plans shall not require contributions by Transferred Employees at a rate that exceeds the rate in effect for other individuals in like positions employed by the Buyer.

7.2 The Buyer shall be responsible for the payment of all amounts of wages, bonuses and other remuneration (including discretionary benefits and bonuses) payable to the


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

         Transferred Employees of the Seller accrued with respect to periods on or prior to the Closing, (except for any employment taxes actually withheld by the Seller), together with any worker's compensation claims or amounts payable to such employees in connection with events occurring on or prior to the Closing. In addition, the Buyer shall be responsible for:

         (a) all vacation pay and pay for other compensated absences earned or accrued by the Transferred Employees as of the close of business on the Closing Date to the appropriate employee, including any related payroll burden (FICA and other pension or other employee benefit plan contributions and employment taxes) with respect thereto to the appropriate Governmental Authority or other person, to the extent such pay has been accrued on the books of The Seller at such close of business, based upon the remuneration of such employees normally used in computing such pay for other compensated absences; and

         (b) amounts accrued for the Transferred Employees as of the Closing Date with respect to the Encompass 401(k) plan, including without limitation the accrued match, accrued payroll deductions and 401(k) loan repayments; and

         (c) the amount of accrued profit sharing contribution, if any, owing to the Transferred Employees pursuant to the Encompass 401(k) Plan.

7.3 The Seller, Encompass and the Buyer agree that, as soon as practicable after Closing, the account balances in the Encompass 401(k) Plan of the Transferred Employees shall be transferred to a profit sharing plan established or maintained by the Buyer (the "Buyer's 401(k) Plan") in accordance with Section 414(l) of the Code, as amended, and the regulations promulgated thereunder. In connection with such transfer, the following provisions shall apply:

         (a) To the extent allowable under applicable law, the Transferred Employees shall be fully vested in their account balances under the Encompass 401(k) Plan, regardless of their years of vesting service credit as of their termination of employment with all affiliated employers under the Encompass 401(k) Plan.

         (b) The account balances of the Transferred Employees transferred to the Buyer's 401(k) Plan shall be subject to the provisions of the Buyer's 401(k) Plan effective as of the date of transfer; provided, however that the Buyer's 401(k) Plan shall continue any benefits under the Encompass 401(k) Plan as required under Section 411(d)(6) of the Code.

         (c) The outstanding loan of any Transferred Participant shall not be in default as a result of the Transferred Employee's termination of employment with Encompass or the Seller, but such loan shall be transferred to the Buyer's 401(k) Plan in accordance with (b) above.

             The Buyer shall provide acceptable evidence to Encompass that the Buyer's 401(k) Plan meets the requirements of Section 401(a) of the Code prior to the date of such transfer. The Buyer, Encompass and the Seller agree to take whatever action, including but not limited to plan amendments and resolutions, to effectuate the transfer of such participants' account balances according to this section.

         Notwithstanding the foregoing, nothing in this Article 7 shall be deemed or construed to give rise to any rights, claims, benefits, or causes of action to any Transferred Employee or third party whatsoever (including any governmental entity).

                                   ARTICLE 8.
                                  TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a) By mutual written consent of the Buyer and the Seller;

         (b) By either the Buyer or the Seller:

             (i) if the Bankruptcy Court denies the Approval Motion, materially revises the terms of the proposed Sale Order, or orders the sale of the Assets to a third party; or

            (ii) if the Closing shall not have occurred on or before the date provided for in Section 2.1 including any extensions under that Section, by reason of the failure of any condition precedent, or unless the failure to consummate the transactions is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

         (c) by the Buyer if the Seller breaches any of its representations and warranties in any material respect herein or fails to perform in any material respect any of its covenants, agreements, or obligations under this Agreement; or

         (d) by the Seller if the Buyer breaches any of its representations or warranties in any material respect herein or fails to perform in any material respect any of its covenants, agreements, or obligations under this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Seller or the Buyer, except
         (i) to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement as contemplated by Sections 8.1
         (c) and 8.1 (d), or (ii) to the extent that such termination results from Buyer's failure to close at the Closing, without breach of the Seller, once the Bankruptcy Court has approved the Transaction and this Agreement pursuant to the Sale Order.

                                   ARTICLE 9.
                                    GENERAL

9.1 The Seller Name and Logos. As soon as practicable (but in any event within 90 days) after the Closing Date, the Buyer, at its expense, shall remove all Encompass names and logos from all of the Assets. Except as set forth in Article 1, nothing in this Agreement shall constitute a license or authorization for the Buyer to use in any manner any name, logo or mark owned by or licensed to the Seller and its affiliates.

9.2      Access to Records and Properties; Assistance.

         (a) For a period of seven years following the Closing, the parties hereto shall afford each other reasonable access to the Records of the Seller and the Business as well as the properties related to the Seller and the Business to (i) complete any financial statements or audits thereof or tax returns, (ii) defend any tax disputes or claims or respond to any requests in connection with any tax audits, (iii) comply with any legal request or order, (iv) defend any disputes, claims, prosecution or litigation including any enforcement of rights against third parties in the Bankruptcy Court, or (v) for any other reasonable purpose.

         (b) Commencing the month of the Closing, and for as long as any work for which Encompass has posted a bond remains to be completed under the Assigned Contracts, Buyer shall provide Seller and Encompass a monthly report in terms reasonably acceptable to Seller and Encompass summarizing Buyer's current contract status and cost to complete with respect to any such bonded work under an Assumed Contract for which Encompass is an indemnitor.

9.3 Public Announcements. Neither Buyer, Seller nor Encompass will make any public disclosure of this Agreement or the transactions contemplated hereby without prior consultation with the other party hereto, except for such disclosure as may be required by applicable laws (to be deemed to include without limitation the Bankruptcy Code) or by obligations pursuant to any listing agreement with any national securities exchange to which either may be a party.

9.4 Assignment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and the successors to the parties hereto, provided, however, that Encompass, Seller and Buyer may assign their respective rights hereunder to any of their respective direct or indirect wholly-owned subsidiary or subsidiaries. Signatures on this Agreement delivered by fax or telecopier shall be considered original signatures for purposes of effectiveness of this Agreement

9.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

9.6 Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, (i) the Seller and Encompass will pay the fees, expenses and disbursements of the Seller, Encompass, and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, and
         (ii) the Buyer will pay the fees, expenses and disbursements of the Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto.

9.7 Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if sent by first class mail, postage prepaid:

         (a) If to the Seller or Encompass, addressed to it at:

                         Encompass Services Corporation
                         3 Greenway Plaza, Suite 2000
                         Houston, TX  77046
                         Attention:  Corporate Secretary

         (b) With a copy to its counsel at:

                         Bracewell & Patterson, L.L.P.
                         711 Louisiana St., Suite 2900
                         Houston, TX 77002
                         Attention:  Geoffrey A. Long

         (c) If to the Buyer, addressed to it at:

                         IES ENC, Inc.
                         1800 West Loop South, Suite 500
                         Houston, TX 77027
                         Attention: Curt L. Warnock

         (d) With a copy to its counsel at:

                         Porter & Hedges, LLP
                         700 Louisiana St., Suite 3500
                         Houston, TX 77002-2794
                         Attention:  John Higgins

9.8 Opportunity to Investigate. All of the parties have had an opportunity to investigate and evaluate the Assets being purchased, have relied on independent professional advice and, therefore, agree that the price to be paid by the Buyer for the Assets is reasonably equivalent value for the Assets.

9.9 Governing Law and Jurisdiction. THIS AGREEMENT (AND ALL DOCUMENTS, INSTRUMENTS, AND AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO THE TERMS AND PROVISIONS HEREOF (THE "ANCILLARY DOCUMENTS") SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE BANKRUPTCY CODE AND TO THE EXTENT NOT INCONSISTENT WITH THE BANKRUPTCY CODE, THE INTERNAL LAWS OF

         THE STATE OF COLORADO WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. THE BUYER AND THE SELLER FURTHER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (A) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND (B) THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES. BUYER CONSENTS TO AND EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT REFUSES TO ACCEPT JURISDICTION OVER ANY SUCH DISPUTE, THEN ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF COLORADO SHALL HAVE JURISDICTION OVER SUCH DISPUTE AND BUYER AND THE SELLER HEREBY CONSENT TO THE JURISDICTION OF SUCH COURT IN ANY SUCH CASE.

9.10 Conflicts. In case any provision in this Agreement shall conflict with any part of the Sale Order, the terms of the Sale Order shall control and shall be given precedence by the parties hereto over any such conflicting term in this Agreement.

9.11 Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

9.12 Entire Agreement. This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding between the Seller and the Buyer and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Seller and the Buyer acting through their duly elected officers.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        THE SELLER:


                                        ENCOMPASS ELECTRICAL
                                        TECHNOLOGIES - ROCKY
                                        MOUNTAINS, INC.

                                        -----------------------------------
                                        Name:
                                        Title:

                                        ENCOMPASS:

                                        ENCOMPASS SERVICES CORPORATION


                                        -----------------------------------
                                        Name:
                                        Title:


                                        THE BUYER:

                                        IES ENC, INC.


                                        -----------------------------------
                                        Name:  William W. Reynolds
                                        Title: Chief Financial Officer